Exhibit 99.1

For immediate release

Contact:

Ryan VanWinkle, Investor Relations, 913-661-1528
Scott Brockelmeyer, Media Relations, 913-661-1830

Ferrellgas, L.P. Announces

5 year Extension of its Credit Facility

Overland Park, KS (April 25, 2005) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest propane distributors, announced today that effective April 22, 2005, its operating partnership, Ferrellgas, L.P., has refinanced its existing bank credit facility, extending its maturity until April 2010.

“We are pleased to have renewed our credit facility for an additional five-year term with all of the lenders to our previous credit facility and to have added two new bank lenders to our group,” said Kevin T. Kelly, Senior Vice President and Chief Financial Officer of Ferrellgas. “Their commitment highlights the confidence they have in Ferrellgas, and their support of our operational initiatives and overall business strategy.”

The new $330 million credit facility replaces the previous $307.5 million bank credit facility entered into in December 2002. The new five-year facility is supported by a 12-bank syndicate comprised of the 10 lenders to the previous credit facility together with two new financial institutions. Borrowings under the new credit facility are available for working capital needs, capital expenditures and other general partnership purposes. Banc of America Securities LLC and J.P. Morgan Securities, Inc. served as co-lead arrangers on the transaction.

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in all 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of Ferrellgas Partners through an employee stock ownership plan.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations. These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2004, the Form 10-Q of these entities for the fiscal quarter ended January 31, 2005 and other documents filed from time to time by these entities with the Securities and Exchange Commission.